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                                   EXHIBIT 5.1

                      OPINION OF MILLER & MARTIN LLP AS TO

                 THE LEGALITY OF THE SECURITIES BEING REGISTERED


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                        [Miller & Martin LLP Letterhead]

                           ____________________, 2000

First Sterling Banks, Inc.
676 Chastain Road
Kennesaw, Georgia  30144

         RE: FIRST STERLING BANKS, INC. ISSUANCE OF SHARES IN CONNECTION WITH MERGER WITH WALTON BANK & TRUST CO.

Ladies and Gentlemen:

         We are acting as counsel to First Sterling Banks, Inc. (the "Company"), a Georgia corporation, and in such capacity we are familiar with certain corporate action taken by the Company in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated September 26, 2000, between the Company, Main Street Bank and Walton Bank & Trust Co. ("Walton Bank") which provides for the merger of Walton Bank into Main Street Bank, a wholly owned subsidiary of the Company with Main Street Bank as the surviving entity (the "Merger").

         The terms of the Merger Agreement provide that each outstanding share of Walton Bank stock ("Walton Bank Stock") owned by a shareholder will be converted into the right to receive 2.752 share(s) of Company stock ("Company Stock").

         We have examined the Merger Agreement and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials.

         Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company Stock to be issued pursuant to the Merger are duly authorized and, if and when issued as contemplated in the


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Merger (assuming the Company's shareholders duly approve the Merger Agreement and the issuance of the Company Stock in connection therewith), will be validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the inclusion of this opinion as Exhibit 5.1 hereto.


                                Very truly yours,

                                MILLER & MARTIN LLP

                                /s/ Miller & Martin LLP